EXHIBIT 3.2

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LANDMARK BANCORP, INC.

Landmark Bancorp, Inc. (hereinafter called the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

1.         The name of the Company is: Landmark Bancorp, Inc.

2.         The first sentence of Article 4(A) of the Certificate of Incorporation of the Company is hereby replaced in its entirety, and amended to read as follows:

“A.      CAPITAL STOCK. The total number of shares of stock which the corporation shall have authority to issue is Seven Million Five Hundred Thousand (7,500,000) shares of Common Stock, par value of $0.01 per share, and Two Hundred Thousand (200,000) shares of Preferred Stock, par value of $0.01 per share.”

3.         The amendment of the Amended and Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Dated as of the 4th day of June, 2008

LANDMARK BANCORP, INC.

By:	/s/ Patrick L. Alexander
Patrick L. Alexander
President and Chief Executive Officer